UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2009

GeoPetro Resources Company

 (Exact name of registrant as specified in its charter)

California	001-16749	94-3214487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Maritime Plaza, Suite 700

San Francisco, CA  94111

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (415) 398-8186

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS.

J. Chris Steinhauser resigned from his position as the Chief Financial Officer, Vice President of Finance and Secretary of GeoPetro Resources Company (the “Company”) to relocate to Colorado for family reasons, effective as of January 9, 2009.  The resignation notification submitted by Mr. Steinhauser did not reference any disagreement with the Company on any matter relating to the Company’s operations, policies and practices.  Mr. Steinhauser had been employed as the Company’s Chief Financial Officer since June 2000 and will continue to serve on the Company’s Board of Directors.

Stuart J. Doshi, the Company’s President, Chief Executive Officer and Chairman, stated “Chris has played an important role in the success of the Company.  He will be missed and we wish him the best.  The Company is presently undertaking a search to fill the Chief Financial Officer’s position.”

Mr. Steinhauser stated, “I appreciate having had the opportunity to be with GeotPetro.  It has been a privilege to serve the Company during the past eight and one-half years.  I leave GeoPetro with tremendous pride about our accomplishments.  This was a difficult decision to make, but my family situation has made it necessary for me to relocate to Colorado.  I will continue to serve the Company in an advisory capacity, particularly through the transition period.  I look forward to continuing to serve on the Board and following the Company’s future successes.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOPETRO RESOURCES COMPANY

Date: January 15, 2009	By:	/s/ Stuart J. Doshi
Stuart J. Doshi, President, Chief
Executive Officer and Chairman